EXHIBIT I-2(a)

                         RETENTION OF CERTAIN INTERESTS
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          NiSource Inc. ("NiSource") holds certain interests in funds which had been acquired prior to the time of its merger with the Columbia Energy Group ("CEG"). These interests were generally described in Item 10 of NiSource's Registration Statement on Form U5B, filed on April 30, 2001, and the basis for continued retention is set forth below.

          1. A 17.87% limited partnership interest in UTECH Climate Challenge Fund, L.P. ("UTECH"), a venture capital fund engaged in investing in entities developing or commercializing electro-technologies and renewable energy technologies. See, e.g., CP&L Energy, Inc., Holding Co. Act Release No. 27284 (Nov. 27, 2000) (permitting retention of 9.8% interest in UTECH); Exelon Corporation, Holding Co. Act Release No. 27256 (Oct. 19, 2000) (permitting retention of 24.4% interest in UTECH); see, also, Rule 58(b)(1)(ii) and (vi). Distributions from UTECH are exempt under Rule 40(a)(3).

          2. A 2.04% limited partnership interest in CID Equity Capital III, L.P. ("CID"), a venture capital partnership dedicated to economic and business development in Indiana and other mid-western states; the partnership invests in a variety of industries, including information and communication technology, telecommunication, engineering, internet infrastructure and others. See, e.g., FirstEnergy Corp., Holding Co. Act Release No. 27459 (Oct. 29, 2001) (investment in a limited partnership loaning funds to developers of houses, commercial and recreational facilities); Ameren Corp., Holding Co. Act Release No. 26809 (Dec. 30, 1997) (authorizing investments in (a) a venture capital fund for business development, (b) a multi-purpose arena and (c) a limited liability company that owns 231 acres of farmland to be used for development of an industrial park within the service territory); and Consolidated Natural Gas Co., Holding Co. Act


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Release No. 23799 (Aug. 20, 1985) (authorizing investment in fund formed to encourage and finance local entrepreneurial ventures). Distributions from CID are exempt under Rule 40(a)(3).

          3. A 4.07% limited partnership interest in Nth Power Technologies Fund II, L.P., and a 5.45% limited partnership interest in Nth Power Technologies Fund II-A, L.P. (together with Nth Power Technologies Fund II, L.P., "Nth Power"), venture capital funds, which invest in emerging technologies in the global energy industry. See, e.g., FirstEnergy Corp., Holding Co. Act Release No. 27459 (Oct. 29, 2001) (approving retention of 8.2% membership interest in Nth Power Technologies II, LLC); Energy East Corp., Holding Co. Act Release No. 27224 (Aug. 31, 2000) (approving retention of 7.8884% limited partnership interest in Nth Power Technologies Fund I, L.P.); Cinergy Corp., Holding Co. Act Release No. 26920 (Sept. 28, 1998) (authorizing increase in investment in Nth Power Technologies Fund I, L.P. from previously authorized 20% up to a 26.5% interest). Distributions from Nth Power are exempt under Rule 40(a)(3).